EXHIBIT 3.2

ST&B DRAFT 8/24/00

______________________________

LIMITED LIABILITY COMPANY AGREEMENT

OF

AFN FINANCE COMPANY NO. 2, LLC

Dated as of May 31, 2001

______________________________

LIMITED LIABILITY COMPANY AGREEMENT
OF
AFN FINANCE COMPANY NO. 2, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT OF AFN FINANCE COMPANY NO. 2, LLC, a Delaware limited liability company (the "Company"), dated as of May 31, 2001, is made by Allegheny Communications Connect, Inc., a Delaware corporation (the "Member"), as the sole member of the Company.

Recitals

WHEREAS, the Certificate of Formation of the Company was filed with the office of the Secretary of State of the State of Delaware on May 31, 2001, by Lawrence A. Hall as an authorized person (the "Certificate of Formation"); and

WHEREAS, as provided in the Certificate of Formation, the nature of the businesses and purposes to be conducted and promoted by the Company is to engage exclusively in the following activities: (a) to borrow money from one or more financial institutions and to loan such money to AFN, LLC ("AFN"), a Delaware limited liability company and an exempt telecommunications company under the Public Utility Holding Company Act of 1935 ("ETC"), and/or its wholly owned subsidiaries, (b) to obtain letters of credit for the benefit of AFN, and (c) to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the Delaware Limited Liability Company Act that are incidental to and necessary, suitable or convenient for the accomplishment of the businesses and purposes specified in clauses (a) and (b) above (collectively, the "Purpose"); and

WHEREAS, the Member is an ETC or a wholly owned subsidiary of an ETC;

          NOW, THEREFORE, the Member hereby adopts this Agreement as the limited liability company agreement of the Company:

          1.   Formation. The Member hereby confirms and ratifies the formation of the Company pursuant to the filing of the Certificate of Formation with the Secretary of State of the State of Delaware. The Interest (as hereinafter defined) of the Member, and the rights and obligations of the Member with respect thereto, are subject to this Agreement and to all of the terms and conditions of the Delaware Limited Liability Company Act. As used herein, the term "Interest" shall mean a limited liability company interest in the Company as provided in this Agreement and under the Delaware Limited Liability Company Act and includes any and all rights and benefits to which the holder of such Interest may be provided under this Agreement, together with all obligations of such holder to comply with the terms and provisions of this Agreement.

          2.   Purpose. The Company exists only for the Purpose and may not conduct any other business. The authority granted to the Member hereunder to bind the Company shall be limited to actions which are necessary, proper, or advisable to effectuate and carry out the Purpose.

          3.   Management. The business and affairs of the Company shall be managed and governed in all respects by the Member. The Member shall execute all agreements, contracts and other instruments on behalf of the Company.

          4.    Authorization. The Member is hereby authorized to execute and deliver on behalf of the Company: (a) (i) a Senior Term Loan Credit Agreement among the Company, as borrower, and banks party thereto, and Fleet National Bank, as administrative agent (as amended, restated or modified from time to time, the "Fleet Credit Agreement"), pursuant to which the Company will borrow up to $31.5 million from said bank, and (ii) all notes, agreements, instruments and certificates required to be executed and delivered by the Company pursuant thereto, and (b) (i) a Credit Agreement among AFN, as borrower, and the Company and three other entities, as lenders (as amended, restated or modified from time to time, the "Member Credit Agreement"), pursuant to which the Company will loan up to $31.5 million to AFN, and (ii) all agreements, instruments and certificates required to be executed and delivered by the Company pursuant thereto. The Member is further hereby authorized and directed to do and perform, or cause to be done and performed, all such acts, deeds and things and to make, execute and deliver, or cause to be made, executed and delivered, all such other agreements, instruments and certificates in the name and on behalf of the Company or otherwise as the Member may deem necessary or appropriate to effectuate or carry out fully the purpose and intent of this Section 4 and any of the transactions contemplated by this Section 4.

          5.   Liability of Member. Except as otherwise provided in the Delaware Limited Liability Company Act, the Member shall not be personally liable for any debt, obligation or liability of the Company, whether arising in contract or otherwise, by reason of being a Member. Failure to observe formalities or requirements of this Agreement, the Certificate of Formation, or the Delaware Limited Liability Company Act shall not be grounds for imposing personal liability on the Member for the liabilities of the Company.

          6.   Interest; Initial Capital Contribution. The Member shall hold all of the Interest. Contemporaneously with its execution of this Agreement, the Member shall contribute $500 to the capital of the Company in exchange for the Interest. The Company may not issue any additional Interest.

          7.   Restrictions on Transfer and Withdrawal. The Member shall not Transfer (as hereinafter defined) all or any part of the Interest. The term "Transfer" includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, merger or any other disposition. The Member shall not be entitled to withdraw or retire from the Company at any time prior to its dissolution in accordance with Section 9 hereof.

          8.   Distributions. Distributions shall be made by the Company to the Member in such amounts and at such times as the Member may determine from time to time; provided, however, that no distributions shall be made pursuant to this Section 8 (a) until such time as the Company has no further obligations under the Fleet Credit Agreement and the Member Credit Agreement or (b) to the extent that, after the distribution is made, the liabilities of the Company (other than liabilities for which recourse of creditors is limited to specific assets of the Company) would exceed the Member's good faith determination of the fair market value of the Company's assets (net of any liabilities to which those assets may be subject). Notwithstanding the foregoing, distributions in liquidation of the Company shall be made in the manner set forth in Section 9 hereof.

          9.   Dissolution of the Company. Upon the approval of the Member to dissolve the Company, the Company shall be dissolved and liquidated in accordance with the provisions of this Section 9 and applicable law; provided, however, that the Company may not be dissolved until such time as the Company has no further obligations under both the Fleet Credit Agreement and the Member Credit Agreement. At the time the Company is dissolved and liquidated, the business and affairs of the Company shall be wound up and liquidated by a liquidating trustee to be appointed by the Member (the "Liquidator") as expeditiously as business circumstances will permit in an orderly and business-like manner and in accordance with applicable law. Unless instructed by the Member to distribute assets owned by the Company in kind to the Member after the satisfaction of the items set forth in clauses (a)-(c) below, to the extent feasible, the assets of the Company shall be sold or otherwise reduced to cash, and distributed, except as otherwise provided by law, in the following manner and order: (a) to the payment of the expenses of the winding-up, liquidation and dissolution of the Company; (b) to pay all creditors of the Company, other than the Member, either by the payment thereof or the making of reasonable provision therefor; and (c) to establish reserves, in amounts established by the Liquidator, to meet other liabilities of the Company. The remaining assets of the Company shall be distributed to the Member.

           10.   Separateness Covenants. The Company shall: (a) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (as hereinafter defined), (b) maintain its books, records, resolutions and agreements as official records, (c) hold itself out to the public, at all times, as a legal entity separate and distinct from any other entity (including any Affiliate of the Company, any constituent party of the Company or any Affiliate of any constituent party), correct any known misunderstanding regarding its status as a separate entity, conduct business in its own name, not identity itself or any of its Affiliates as a division or part of the other, maintain and (if applicable) utilize a separate telephone number, if any, and separate stationery, invoices and checks, (d) not commingle the funds and other assets of the Company with those of any Affiliate of the Company or constituent party, or any Affiliate of a constituent party, or any other Person (as hereinafter defined), (e) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party, or any Affiliate of a constituent party, or any other Person, (f) not hold itself out to be responsible for the debts or obligations of any other Person, and (g) prepare and maintain separate financial statements.

          11.   Entire Agreement; Amendments. This Agreement sets forth the entire limited liability company agreement of the Company. This Agreement may be modified or amended by written instrument referring to this Agreement and executed by the Member.

          12.   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

13.   Person. As used herein, the term "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, firm or other entity, or a government or any political subdivision or agency, department or instrumentality thereof.

14.   Affiliate. As used herein, the term "Affiliate" means as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

IN WITNESS WHEREOF, the Member has executed this Agreement as of the day first written above.

                                         ALLEGHENY COMMUNICATIONS CONNECT, INC.

                                         By  /s/ Paul M. Barbas
                                         Name: Paul M. Barbas
                                        Title:     President